Exhibit 10.59
Summary of Compensation
for
Directors of R. G. Barry Corporation
     Directors who are employees of R. G. Barry Corporation (the “Company”) receive no additional compensation for their service as a director. Each director of the Company who is not an employee (a “Non-Employee Director”) receives $20,000 annually for his or her services as a director. In addition, each Non-Employee Director receives $1,000 for each regularly scheduled meeting and $500 for each telephonic meeting of the Board of Directors attended. All members of standing committees of the Board receive a fee of $500 for each committee meeting attended that occurs on the same day as a Board meeting, a fee of $1,000 for attending a committee meeting that does not occur on the same day as a Board meeting and a fee of $500 for participating in a telephonic meeting of a committee. In addition, the Chairman of the Board and the recording secretary for the meeting receive $500 for each committee meeting attended, regardless whether they serve on the committee.
     The Chairman of the Board and the Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committees each receive an additional annual retainer of $5,000.
     In 2005, the Company began granting equity awards to the Non-Employee Directors on an annual basis as part of director compensation. In March 2005, the Company granted non-qualified stock options to Messrs. Lauer, Lautzenhiser, Stan and Weinberg and Ms. Page to purchase 10,000 common shares at an exercise price of $3.80, the fair market value of the Company’s common shares on the grant date. These options have terms of five years and become exercisable in three equal annual installments. In June 2005, the Company granted non-qualified stock options to Nicholas P. DiPaolo and David L. Nichols to purchase 10,000 common shares at an exercise price of $4.50, the fair market value of the Company’s common shares on the grant date. These options have terms of five years and become exercisable in three equal annual installments.
     In May 2006, the Company granted to each of Messrs. DiPaolo, Lautzenhiser, Lauer, Nichols, Stan, Weinberg and Zacks and to Ms. Page 5,633 restricted stock units. These restricted stock units will vest in full on the first anniversary of the date of the award and, upon vesting, will be settled in an equivalent number of common shares of the Company.